UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 25, 2014
Date of Report (Date of earliest event reported)

DOUBLE CROWN RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53389	98-0491567
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10120 S. EASTERN AVE, SUITE 200 HENDERSON, NEVADA	89052
(Address of principal executive offices)	(Zip Code)

707-961-6016
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Effective on August 25, 2014, the Board of Directors of Double Crown Resources, Inc., a Nevada corporation (the "Company"), accepted the consent of Allan P. Jones and Joseph L. Menton as members of the Board of Directors. Therefore, as of the date of this Current Report, the Board of Directors consists of Jerold S. Drew, Allen E. Lopez, Tricia Oakley, Allan P. Jones and Joseph L. Menton.

Allan P. Jones. Mr. Jones has 15 years of experience in the real estate development industry in sales and marketing, primarily in contract negotiations. Mr. Jones has also worked recently in the oil and gas industry, primarily in the fracturing (frac) sand supply for oilfield service operations. Mr. Jones has experience in research, planning, and organizing projects for both guar gum and frac sand projects. Mr. Jones meets the need of the Company for a director with industry experience who can assist the Company as it plans to bid on and fully execute a range of petroleum industry projects.

Mr. Jones currently works for Claymex Brick, a Mexican company based in Houston, Texas. He is the sales representative and facilities manager. In addition to the duties these positions entail, Mr. Jones is the logistical coordinator and oversees all personnel, as well as coordinates all incoming and outgoing inventory.

From approximately 2011 to 2012, Mr. Jones was the Vice President of Sales and Marketing for M. Nasr Oilfield Services of Houston, Texas, with responsibilities in contract negotiations, business procurement, sales, business strategy, and client interaction. He has also worked with guar and frac sand sales and delivery to various oil and gas and fracking companies, and assisted in various aspects of selling and marketing of oilfield proppants nationwide.

From approximately 2002-2010, Mr. Jones served as President/partial owner of Huntington Custom Homes, which is a subsidiary of Hometown Concepts, Inc. where he developed and supervised the company budget, payroll, marketing and sales operations, as well as quality control and general administration. Mr. Jones also implemented the “Build on Your Lot” program, where individuals owning their own lot and desirous of a certain custom home would contract with Huntington Homes to have it built.

Prior to assuming his role as a Director of Double Crown Resources, Inc., Mr. Jones worked for Hampton Homes from 1996-2002, where he participated in their real estate practice, arranging for customer financing for a variety of real estate projects in Houston, Texas. In 1999, Mr. Jones was promoted to Sales Manager at Hampton Homes, accountable for eleven outlets, professional staff, development marketing and advertising strategies for the entire company, along with various other sales and marketing duties, all while managing quality control.

Mr. Jones has received numerous sales professional awards, as well as Sales Manager of the Year in 2001. Mr. Jones was also instrumental in the implementation of the “Build on Your Lot” Program.

Joseph L. Menton. Mr. Menton has 10 years of experience in the building industry, developing mixed use planned development projects. Mr. Menton, a general partner in the family owned business, Mendon Builders, Inc., has been the primary developer/builder for many of his own projects where he developed extensive experience in building custom homes, town homes, single/multi-family residences, and multi-use/office retail projects. Mr. Menton also has experience as a Board member and financial business experience. Mr. Jones meets the need of the Company for a director with industry experience who can assist the Company as it plans to bid on and fully execute a range of petroleum industry projects.

Prior to assuming his role as a Director of Double Crown Resources, Inc., Mr. Menton has worked for Menton Builders. In 2006, Menton Builders incorporated at which time Mr. Menton became Vice President of the company and a Director on the Board of Directors. His responsibilities primarily lie in contract negotiations, short and long term financing with job costing and projections, drafting and design, project oversight, crew management, timelines and budgeting, sales, marketing and web design, and industry relations.

While attending San Diego State University, Mr. Menton worked for Systems Machines Automation Components (SMAC), which is a San Diego based miniature robotics company. Mr. Menton worked in the binary programming department programming pneumatics for setting up a wide variety of micro measuring devices. These devices are primarily used for automated assembly lines in industries ranging from tire manufacturing, computer components for iPhones, as well as various research areas in the medical industry. He was also a liaison between SMAC and businesses in the Northern California/Silicon Valley area, as well as participated in the sales and customer service/technical support divisions.

Mr. Menton is a detail oriented, motivational leader with experience in business financials and management. His ability to multi task has served him well in the building industry.

He attended Le Mesa Junior College from 1999-2000, and San Diego State University from 2000 to 2002. Mr. Menton also attended the Western Culinary Le Cordon Bleu in Portland, Oregon during the 2002-2003 term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOUBLE CROWN RESOURCES, INC.

Date: August 29, 2014	By:	/s/ Jerold S. Drew
	Name:	Jerold S. Drew
	Title:	Chief Executive Officer